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EXHIBIT 99

Investor Release

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
04/10/03	Investors: Mary Healy, 630-623-6429 Media: Anna Rozenich, 630-623-7316

McDONALD'S REPORTS MARCH AND FIRST QUARTER 2003 SALES

        OAK BROOK, IL—McDonald's Corporation announced today that total Systemwide sales for March 2003 increased 5% over March 2002 to nearly $3.7 billion (down 1% in constant currencies). Systemwide sales for the first quarter also increased 5% over the prior year to almost $10.2 billion (flat in constant currencies). Brand McDonald's sales for March 2003 for restaurants in operation at least 13 months (comparable sales) declined 3.7% in constant currencies, compared with a 0.1% decrease in March 2002. For the quarter, comparable sales declined 3.6% compared with a 0.8% decrease in the prior year.

        Chairman and Chief Executive Officer Jim Cantalupo said, "We are strengthening our foundation by focusing on operational and menu improvements that will attract more customers to our restaurants and increase visit frequency among existing customers. I am confident that our current strategies and disciplined approach will build steady top-line growth over the next 12 to 18 months.

        "In March, Systemwide customer traffic was somewhat less than originally expected as consumers altered their daily routines in response to world events. U.S. sales for March showed progress against the competition, although results continued to be affected by the sluggish U.S. economy. Europe's sales were impacted by economic weakness in certain markets and very strong prior year comparisons, driven in part by a change in the timing of school holidays from March in 2002 to April in 2003. We will discuss the factors behind our sales results in greater detail when we release first quarter earnings on April 28."

	Systemwide Sales				Comparable Sales**
			Percent Increase/(Decrease)		Percent Increase/(Decrease)
Brand McDonald's Major Segments Months ended March 31 Dollars in millions
	2003	2002	As Reported	Constant Currency*	Constant Currency*
U.S.	$1,784.1	$1,757.3	2	n/a	(1.2)
Europe	973.2	836.3	16	(2)	(5.4)
APMEA***	590.5	582.7	1	(7)	(9.9)

	Systemwide Sales				Comparable Sales**
			Percent Increase/(Decrease)		Percent Increase/(Decrease)
Brand McDonald's Major Segments Quarters ended March 31 Dollars in millions
	2003	2002	As Reported	Constant Currency*	Constant Currency*
U.S.	$4,829.7	$4,792.7	1	n/a	(2.0)
Europe	2,718.0	2,308.7	18	(1)	(4.4)
APMEA***	1,696.0	1,632.1	4	(4)	(8.3)

*
Information in constant currencies excludes the effect of foreign currency translation on reported results, except for hyperinflationary economies, whose functional currency is the U.S. Dollar. Constant currency results are calculated by translating the current year results at prior year average exchange rates.

**
Comparable sales represent the change in sales from the same period in the prior year for restaurants in operation at least thirteen months.

***
Asia/Pacific, Middle East and Africa

n/a
Not applicable

        More than 30,000 local McDonald's restaurants serve 46 million customers each day in more than 100 countries, generating more than $40 billion in annual Systemwide sales. Additional information about McDonald's is available at www.mcdonalds.com.

Forward-Looking Statements

        Certain forward-looking statements are included in this release. They use such words as "may," "will," "expect," "believe," "plan" and other similar terminology. These statements reflect management's current expectations regarding future events and operating performance and speak only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements: effectiveness of operating initiatives; success in advertising and promotional efforts; changes in global and local business and economic conditions, including their impact on consumer confidence; fluctuations in currency exchange and interest rates; food, labor and other operating costs; political or economic instability in local markets, including the effects of war and terrorist activities; competition, including pricing and marketing initiatives and new product offerings by the Company's competitors; consumer preferences or perceptions concerning the Company's product offerings; spending patterns and demographic trends; availability of qualified restaurant personnel; severe weather conditions; existence of positive or negative publicity regarding the Company or its industry generally; effects of legal claims; cost and deployment of capital; changes in future effective tax rates; changes in governmental regulations; and changes in applicable accounting policies and practices. The foregoing list of important factors is not all inclusive.

        The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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  EXHIBIT 99